Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES

FINAL RESULTS OF RIGHTS OFFERING

New York, NY, May 1, 2008 —Ares Capital Corporation (NASDAQ: ARCC) announced the final results of its transferable rights offering, which entitled holders of rights to purchase one share of common stock for every right held at a subscription price of $11.0016 per share.  The offering expired April 21, 2008 at 5:00 p.m. New York City time.

The Company received total subscription requests for 31,175,000 shares, including basic subscriptions for 21,219,742 shares and oversubscription requests for an additional 9,955,258 shares.  As a result, the Company sold 24,228,030 shares for aggregate gross proceeds of approximately $266.5 million.  Ares Investments LLC, an affiliate of the Company’s investment adviser, purchased 1,643,215 shares in the rights offering, bringing its total shares owned to 2,859,882 shares of common stock representing approximately 2.9% of the Company’s total shares outstanding as of April 30, 2008.

Proration of any available oversubscription shares has been made in accordance with the procedures described in the prospectus for the rights offering. Confirmations of shares purchased, including any acquired pursuant to the oversubscription privilege, and any excess payment refunded by the Company to the participating rights holder, will be mailed to participants on or before May 5, 2008. While the shares sold in the offering have been released by the Company’s transfer agent to actual record date holders, the allocation of shares to participating rights holders’ accounts will be the responsibility of their individual brokers or nominees. Participating rights holders should contact their brokers or other nominees for verification of receipt of shares they were issued pursuant to the offering.

The Company expects to use the net proceeds of this offering to repay outstanding indebtedness and for other general corporate purposes, including investing in portfolio companies in accordance with its investment objective and strategies and market conditions.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company.  Ares Capital Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Rick Davis
Ares Capital Corporation
310-201-4200